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                                                            EXHIBIT 99.2
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FOR IMMEDIATE RELEASE

                                              For more information contact:
                                              Nicholas L. Ribis (212) 715-7204





              TRUMP HOTELS & CASINO RESORTS ANNOUNCES JOINT VENTURE
                  WITH COLONY CAPITAL, INC. FOR TRUMP'S CASTLE


          NEW YORK, January 20, 1997 -- Trump Hotels & Casino Resorts, Inc. (NYSE:DJT) and Trump Hotels & Casino Resorts Holdings, L.P. announced that they have signed a letter of intent to form a joint venture partnership with Colony Capital, Inc. to invest $125 million to fund the expansion and retheming of Trump's Castle, according to Nicholas L. Ribis, president and chief executive officer.

Colony Capital, a real estate investment firm based in Los Angeles, intends to invest $125 million in Trump's Castle, through the purchase of a 51% equity interest in Trump's Castle. Trump Hotels & Casino Resorts Holdings will retain a 49% interest in Trump's Castle and will continue to manage the property. The current Trump's Castle debt of $314 million will be deconsolidated from Trump Hotels & Casino Resorts' balance sheet upon completion of the transaction.

Donald J. Trump, chairman of the board, commented, "The soon to be Trump Marina is a truly unique property located in the Marina District, the future site of great development projects. It is the only casino hotel located on the marina waterfront, highlighted by its 645 slip marina, the East Coast's largest. We are very proud that we can offer such a beautiful venue to our customers."

Ribis said, "We plan to use the proceeds of this transaction to provide the necessary resources to continue the retheming to Trump Marina, which we have already begun, and to more than double our room base from 728 to 1,500. This strategic transaction strengthens our balance sheet and provides for future benefits, which further our goal of increasing long-term shareholder value."

The consummation of the transaction is subject to, among other things, the execution of definitive agreements and the receipt of certain consents and approvals.

Trump Hotels & Casino Resorts, Inc. owns and operated Trump Plaza Hotel & Casino, Trump Taj Mahal Casino Resorts and Trump's Castle Casino Resort in Atlantic City, NJ, as well as Trump Indiana, the riverboat casino at Buffington Harbor, IN, on Lake Michigan.


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